News Release

SPRINT REPORTS HIGHEST FIRST QUARTER POSTPAID PHONE NET ADDITIONS IN NINE YEARS1, LOWEST EVER POSTPAID PHONE CHURN, AND POSTPAID NET PORT POSITIVE AGAINST ALL THREE NATIONAL CARRIERS WITH FIRST QUARTER OF FISCAL YEAR 2016 RESULTS

•	Postpaid phone net additions of 173,000 are the fourth consecutive quarter of positive net additions

◦	Postpaid phone churn of 1.39 percent is the best in company history and improved year-over-year for the sixth consecutive quarter

◦	Postpaid net port positive against all three national carriers for the first time in over five years

•	Net loss of $302 million, Operating income of $361 million and Adjusted EBITDA* of $2.5 billion

◦	Over $550 million of year-over-year reduction in cost of service and selling, general, and administrative expenses

•	Net cash provided by operating activities of $542 million improved by more than $400 million year-over-year; Adjusted free cash flow* of $466 million grew by $2.7 billion year-over-year

•	Delivering financial flexibility with nearly $11 billion of liquidity, including $5.1 billion of cash, cash equivalents and short-term investments

◦
Successfully raised $5.8 billion of liquidity in the quarter, including $2.2 billion of network-related financing, $1.1 billion from the second transaction with Mobile Leasing Solutions, LLC (MLS), and $2.5 billion under a new unsecured financing facility

•	LTE Plus Network now available in 237 markets

◦	2.5GHz spectrum now carries more of Sprint’s LTE traffic than any other spectrum band

OVERLAND PARK, Kan. - July 25, 2016 - Sprint Corporation (NYSE: S) today reported operating results for the first quarter of fiscal year 2016, including the lowest postpaid phone churn in company history at 1.39 percent and a total liquidity position of nearly $11 billion. The company also reported total net operating revenues of $8 billion, net loss of $302 million, operating income of $361 million, and Adjusted EBITDA* of $2.5 billion.

“We had another quarter of solid progress in our turnaround with the highest first quarter postpaid phone net additions in nine years1, the lowest postpaid phone churn in company history, and finally being postpaid net port positive against all three national carriers after five years” said Sprint CEO Marcelo Claure. “We also grew wireless net operating revenue year-over-year while aggressively reducing the cash operating expenses of the business and our network is performing better than ever.”

Highest Fiscal First Quarter Postpaid Phone Net Additions in Nine Years1
Sprint’s focus on delivering the best value proposition in wireless resulted in the highest fiscal first quarter postpaid phone net additions in nine years and the fourth consecutive quarter of positive net additions with 173,000 in the quarter compared to net losses of 12,000 in the prior year quarter. The 185,000 year-over-year improvement was driven by both better acquisition and retention, as postpaid phone gross additions were up 10 percent year-over-year and postpaid phone churn of 1.39 percent improved 10 basis points to reach the lowest level in company history. Postpaid phone churn has improved year-over-year for six consecutive quarters.

The company recently launched an advertising campaign featuring Paul Marcarelli, the actor who used to ask if you “could hear me now” for Verizon, to highlight the fact that networks today aren’t that different so why should customers pay more. The campaign has been one of the most successful in company history. The ad has been viewed over 8 million times on YouTube and the company became postpaid net port positive against all three national carriers for the first time in over five years. Can you hear that?

_____________________________
1 Excludes Nextel migrations

News Release

The company also reported the following Sprint platform results:

•	Total net additions were 377,000 in the quarter, including postpaid net additions of 180,000, prepaid net losses of 331,000, and wholesale and affiliate net additions of 528,000.

•	Total postpaid churn of 1.56 percent in the quarter was flat year-over-year.

Top Line Stabilizes as Cost Reductions Continue
With trends improving in its postpaid phone business, Sprint reported total net operating revenues that were flat to the prior year quarter for the first time in over two years. In addition, wireless net operating revenues grew 1 percent year-over-year and postpaid wireless service revenues have remained at $4.8 billion for the last three quarters.

Sprint also made considerable progress in its ongoing effort to transform the cost structure of the business, as the company realized over $550 million year-over-year reduction in cost of services and selling, general and administrative (SG&A) expenses. The company remains on track to achieve its goal of a sustainable reduction of $2 billion or more of run rate operating expenses exiting fiscal year 2016.

The company also reported the following financial results:

•
Net loss of $302 million, or $0.08 per share, in the quarter compared to a net loss of $20 million, or $0.01 per share in the year-ago period. The current quarter included $113 million of non-recurring contract termination charges primarily related to the termination of the pre-existing wholesale arrangement with Ntelos Holding Corp.

•
Operating income of $361 million in the quarter compared to operating income of $501 million in the year-ago quarter. Adjusting for the aforementioned contract termination charges related to the pre-existing wholesale arrangement with Ntelos Holding Corp. in the current quarter, operating income would have been relatively flat year-over-year.

•	Adjusted EBITDA* of $2.5 billion in the quarter grew 18 percent from the prior year period, primarily because of expense reductions, including over $550 million in cost of services and SG&A expenses.

•
Net cash provided by operating activities was $542 million in the quarter compared to $128 million in the prior year. The $414 million year-over-year improvement was driven by expense reductions and favorable changes to working capital.

•
Adjusted free cash flow* was positive $466 million in the quarter compared to negative $2.2 billion in the prior year. The $2.7 billion year-over-year improvement was due to expense reductions, lower capital spending, and net proceeds from our second transaction with MLS.

Liquidity Position Grows to Nearly $11 Billion
Sprint took several actions during the quarter to improve its financial flexibility, including successfully raising $2.2 billion of network-related financing, $1.1 billion from a second transaction with MLS, and $2.5 billion under a new unsecured financing facility, which was increased from its original $2 billion amount within the quarter. These transactions helped increase the company’s liquidity position to nearly $11 billion at the end of the quarter, including $5.1 billion of cash, cash equivalents and short-term investments. Additionally, the company has $1.1 billion of availability under vendor financing agreements that can be used toward the purchase of 2.5GHz network equipment.

The company continues to pursue additional financing initiatives, including additional handset and receivables financing transactions and a securitization involving a small portion of its spectrum assets.

LTE Plus Network Expansion Contributes to Speed and Reliability Performance
Sprint aims to unlock the value of the U.S.’s largest spectrum holding by densifying and optimizing its network to provide customers the best experience. The Sprint LTE Plus Network, which combines a rich tri-band spectrum portfolio with the LTE Advanced features of carrier aggregation and antenna beamforming, launched in 33 additional markets, increasing the total to 237 markets across the country.

News Release

Sprint’s LTE Plus Network expansion and its densification and optimization strategy have driven significant improvements in both data speeds and network reliability as noted by several third party sources.

•
Sprint’s LTE Plus Network continued to outperform Verizon, AT&T, and T-Mobile by delivering the fastest LTE download speeds based on recent crowd-sourced data from Nielsen.[2] Additionally, Sprint’s reliability beat T-Mobile and performed within 1 percent of AT&T and Verizon.[3]

•
Independent mobile analytics firm RootMetrics® awarded Sprint 75 percent more first place Network Reliability RootScore® Awards (from 24 to 42) in the 125 markets measured in the first half of 2016 compared to the prior testing period, including wins in Chicago, Houston, and Atlanta.[4]

•	Sprint’s reliability beat Verizon and its average download speeds beat AT&T and T-Mobile, according to PC Magazine’s Fastest Mobile Networks 2016 report.

Sprint’s deployment of 2.5GHz spectrum has become an integral part of how the company meets the growing data usage and speed demands of its customers, as that spectrum band now carries the highest percentage of Sprint’s LTE data traffic.

Fiscal Year 2016 Outlook
The company continues to expect:

•	Operating income of $1 billion to $1.5 billion

•	Adjusted EBITDA* of $9.5 billion to $10 billion

•	Cash capital expenditures, excluding devices leased through indirect channels, of approximately $3 billion

•	Adjusted free cash flow* around break-even

Conference Call and Webcast

•	Date/Time: 8:30 a.m. (ET) Monday, July 25, 2016

•	Call-in Information

◦	U.S./Canada: 866-360-1063 (ID: 43922916)

◦	International: 706-634-7849 (ID: 43922916)

•	Webcast available via the Internet at www.sprint.com/investors

•	Additional information about results is available on our Investor Relations website
Contact Information

•	Media Contact: Dave Tovar, 913-315-1451, David.Tovar@sprint.com

•	Investor Contact: Jud Henry, 800-259-3755, Investor.Relations@sprint.com

__________________________
2 Average LTE download speeds based on Sprint analysis of Nielsen Mobile Performance (NMP) data for downloads (150KB+) - NMP 44 Market View (over 155 million POPs).
3 Based on Sprint’s analysis of latest Nielsen drive test data for average network reliability (voice & data) in top 106 markets.
4 Rankings based on RootMetrics 125 Metro RootScore Reports (January-June 2016) for mobile performance as tested on best available plans and devices on 4 mobile networks across all available network types. Your experience may vary. The RootMetrics awards are not an endorsement of Sprint. Visit www.rootmetrics.com.

News Release

Wireless Operating Statistics (Unaudited)

	Quarter To Date
	6/30/16	3/31/16	6/30/15
Sprint platform (1):
Net additions (losses) (in thousands)
Postpaid	180	56	310
Prepaid	(331)	(264)	(366)
Wholesale and affiliate	528	655	731
Total Sprint platform wireless net additions	377	447	675

End of period connections (in thousands)
Postpaid (d)	30,945	30,951	30,016
Prepaid (d)	13,974	14,397	15,340
Wholesale and affiliate (d)	14,534	13,458	11,456
Total Sprint platform end of period connections	59,453	58,806	56,812

Churn
Postpaid	1.56%	1.72%	1.56%
Prepaid	5.55%	5.65%	5.08%

Supplemental data - connected devices
End of period connections (in thousands)
Retail postpaid	1,822	1,771	1,439
Wholesale and affiliate	9,244	8,575	6,620
Total	11,066	10,346	8,059

Supplemental data - total company
End of period connections (in thousands)
Sprint platform (1) (d)	59,453	58,806	56,812
Transactions (2)	—	—	856
Total	59,453	58,806	57,668

Sprint platform ARPU (1) (a)
Postpaid	$51.54	$51.68	$55.48
Prepaid	$27.34	$27.72	$27.81

Sprint platform postpaid phone
Postpaid phone net additions	173	22	(12)
Postpaid phone end of period connections (d)	25,322	25,316	24,866
Postpaid phone churn	1.39%	1.56%	1.49%
NON-GAAP RECONCILIATION - ABPA*, POSTPAID PHONE ARPU AND ABPU* (Unaudited)
(Millions, except accounts, connections, ABPA*, ARPU, and ABPU*)

	Quarter to Date
	6/30/16	3/31/16	6/30/15
Sprint platform ABPA* (1)
Postpaid service revenue	$4,778	$4,793	$4,964
Add: Installment plan billings	264	287	298
Add: Lease revenue	755	662	256
Total for Sprint platform postpaid connections	$5,797	$5,742	$5,518

Sprint platform postpaid accounts (in thousands)	11,329	11,358	11,175
Sprint platform postpaid ABPA* (b)	$170.56	$168.49	$164.63

	Quarter to Date
	6/30/16	3/31/16	6/30/15
Sprint platform postpaid phone ARPU and ABPU* (1)
Postpaid phone service revenue	$4,489	$4,512	$4,682
Add: Installment plan billings	243	268	282
Add: Lease revenue	741	649	249
Total for Sprint platform postpaid phone connections	$5,473	$5,429	$5,213

Sprint platform postpaid average phone connections (in thousands)	25,275	25,297	24,856
Sprint platform postpaid phone ARPU (a)	$59.20	$59.45	$62.79
Sprint platform postpaid phone ABPU* (c)	$72.17	$71.53	$69.91
(a) ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections.
Sprint platform postpaid phone ARPU represents revenues related to our postpaid phone connections.
(b) Sprint platform postpaid ABPA* is calculated by dividing service revenue earned from connections plus installment plan billings and lease revenue by the sum of the monthly average number of accounts during the period.
(c) Sprint platform postpaid phone ABPU* is calculated by dividing postpaid phone service revenue earned from postpaid phone connections plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid phone connections during the period.
(d) As part of the transaction involving Shenandoah Telecommunications Company (Shentel), 186,000 and 92,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates and an additional 270,000 subscribers were acquired from Shentel, which were acquired from their purchase of nTelos.

News Release

Wireless Device Financing Summary (Unaudited)
(Millions, except sales, connections, and sales and connections mix)

	Quarter To Date
	6/30/16	3/31/16	6/30/15

Postpaid sales (in thousands)	3,268	3,438	4,040
Postpaid sales mix
Subsidy/other	31%	37%	36%
Installment plans	25%	18%	13%
Leasing	44%	45%	51%

Postpaid connections (in thousands)	30,945	30,951	30,016
Postpaid connections mix
Subsidy/other	51%	54%	69%
Installment plans	13%	13%	15%
Leasing	36%	33%	16%

Installment plans
Installment sales financed	$407	$311	$255
Installment billings	264	287	298
Installment receivables, net	—	—	1,234

Leasing
Lease revenue	$755	$662	$256
Lease depreciation	644	550	276

Leased device additions:
Cash paid for capital expenditures - leased devices	$405	$568	$544
Transfers from inventory - leased devices	541	621	808

Leased devices in property, plant and equipment, net	$3,766	$3,645	$2,829

Leased device net proceeds
Proceeds from MLS sale	$1,055	$—	$—
Repayments to MLS	(165)	—	—
Proceeds from lease securtization	—	600	—
Repayments of lease securtization	(75)	—	—
Net proceeds from device financings and sales of future lease receivables	$815	$600	$—

News Release

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Quarter to Date
	6/30/16	3/31/16	6/30/15

Net operating revenues
Service revenue	$6,516	$6,574	$7,037
Equipment revenue	1,496	1,497	990
Total net operating revenues	8,012	8,071	8,027
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	2,099	2,245	2,393
Cost of products (exclusive of depreciation and amortization below)	1,419	1,551	1,365
Selling, general and administrative	1,917	1,939	2,187
Depreciation - network and other	1,036	1,042	965
Depreciation - leased devices	644	550	276
Amortization	287	300	347
Other, net	249	436	(7)
Total net operating expenses	7,651	8,063	7,526
Operating income	361	8	501
Interest expense	(615)	(552)	(542)
Other income, net	8	5	4
Loss before income taxes	(246)	(539)	(37)
Income tax (expense) benefit	(56)	(15)	17
Net loss	$(302)	$(554)	$(20)

Basic and diluted net loss per common share	$(0.08)	$(0.14)	$(0.01)
Weighted average common shares outstanding	3,975	3,972	3,967
Effective tax rate	-22.8%	-2.8%	45.9%

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter to Date
	6/30/16	3/31/16	6/30/15

Net loss	$(302)	$(554)	$(20)
Income tax expense (benefit)	56	15	(17)
Loss before income taxes	(246)	(539)	(37)
Other income, net	(8)	(5)	(4)
Interest expense	615	552	542
Operating income	361	8	501
Depreciation - network and other	1,036	1,042	965
Depreciation - leased devices	644	550	276
Amortization	287	300	347
EBITDA* (3)	2,328	1,900	2,089
Loss from asset dispositions and exchanges, net (4)	—	81	—
Severance and exit costs (5)	16	162	13
Contract terminations (6)	113	—	—
Litigation (7)	—	15	—
Reduction in liability - U.S. Cellular asset acquisition (8)	—	—	(20)
Adjusted EBITDA* (3)	$2,457	$2,158	$2,082
Adjusted EBITDA margin*	37.7%	32.8%	29.6%
Selected items:
Cash paid for capital expenditures - network and other	$473	$722	$1,802
Cash paid for capital expenditures - leased devices	$405	$568	$544

News Release

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date
	6/30/16	3/31/16	6/30/15

Net operating revenues
Service revenue
Sprint platform (1):
Postpaid	$4,778	$4,793	$4,964
Prepaid	1,165	1,203	1,300
Wholesale, affiliate and other	158	155	181
Total Sprint platform	6,101	6,151	6,445

Total transactions (2)	—	3	105
Total service revenue	6,101	6,154	6,550

Equipment revenue	1,496	1,497	990
Total net operating revenues	7,597	7,651	7,540

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,784	1,922	2,005
Cost of products (exclusive of depreciation and amortization below)	1,419	1,551	1,365
Selling, general and administrative	1,834	1,868	2,096
Depreciation - network and other	985	991	917
Depreciation - leased devices	644	550	276
Amortization	287	300	347
Other, net	249	434	(8)
Total net operating expenses	7,202	7,616	6,998
Operating income	$395	$35	$542

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date
	6/30/16	3/31/16	6/30/15

Operating income	$395	$35	$542
Loss from asset dispositions and exchanges, net (4)	—	81	—
Severance and exit costs (5)	16	160	12
Contract terminations (6)	113	—	—
Litigation (7)	—	15	—
Reduction in liability - U.S. Cellular asset acquisition (8)	—	—	(20)
Depreciation - network and other	985	991	917
Depreciation - leased devices	644	550	276
Amortization	287	300	347
Adjusted EBITDA* (3)	$2,440	$2,132	$2,074
Adjusted EBITDA margin*	40.0%	34.6%	31.7%
Selected items:
Cash paid for capital expenditures - network and other	$376	$577	$1,640
Cash paid for capital expenditures - leased devices	$405	$568	$544

News Release

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date
	6/30/16	3/31/16	6/30/15
Net operating revenues
Voice	$181	$194	$233
Data	43	37	49
Internet	302	316	328
Other	19	15	20
Total net operating revenues	545	562	630

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	448	467	534
Selling, general and administrative	78	74	87
Depreciation and amortization	49	50	46
Other, net	—	3	1
Total net operating expenses	575	594	668
Operating loss	$(30)	$(32)	$(38)

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date
	6/30/16	3/31/16	6/30/15

Operating loss	$(30)	$(32)	$(38)
Severance and exit costs (5)	—	3	1
Depreciation and amortization	49	50	46
Adjusted EBITDA*	$19	$21	$9
Adjusted EBITDA margin*	3.5%	3.7%	1.4%
Selected items:
Cash paid for capital expenditures - network and other	$20	$74	$68

News Release

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)**
(Millions)

	Quarter to Date
	6/30/16	3/31/16	6/30/15
Operating activities
Net loss	$(302)	$(554)	$(20)
Depreciation and amortization	1,967	1,892	1,588
Provision for losses on accounts receivable	93	70	163
Share-based and long-term incentive compensation expense	15	17	18
Deferred income tax expense (benefit)	46	3	(13)
Amortization of long-term debt premiums, net	(80)	(80)	(78)
Loss on disposal of property, plant and equipment	120	259	—
Contract terminations	96	—	—
Other changes in assets and liabilities:
Accounts and notes receivable	(106)	(181)	(1,683)
Inventories and other current assets	(98)	(900)	(315)
Deferred purchase price from sale of receivables	(117)	430	1,184
Accounts payable and other current liabilities	(1,016)	242	(867)
Non-current assets and liabilities, net	(159)	(1)	83
Other, net	83	97	68
Net cash provided by operating activities	542	1,294	128

Investing activities
Capital expenditures - network and other	(473)	(722)	(1,802)
Capital expenditures - leased devices	(405)	(568)	(544)
Expenditures relating to FCC licenses	(15)	(23)	(26)
Change in short-term investments, net	(1,304)	41	(37)
Proceeds from sales of assets and FCC licenses	27	26	1
Other, net	(25)	(4)	(3)
Net cash used in investing activities	(2,195)	(1,250)	(2,411)

Financing activities
Proceeds from debt and financings	3,255	600	346
Repayments of debt, financing and capital lease obligations	(294)	(172)	(26)
Debt financing costs	(175)	(10)	(1)
Other, net	6	4	14
Net cash provided by financing activities	2,792	422	333

Net increase (decrease) in cash and cash equivalents	1,139	466	(1,950)

Cash and cash equivalents, beginning of period	2,641	2,175	4,010
Cash and cash equivalents, end of period	$3,780	$2,641	$2,060

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter to Date
	6/30/16	3/31/16	6/30/15

Net cash provided by operating activities	$542	$1,294	$128

Capital expenditures - network and other	(473)	(722)	(1,802)
Capital expenditures - leased devices	(405)	(568)	(544)
Expenditures relating to FCC licenses, net	(15)	(23)	(26)
Proceeds from sales of assets and FCC licenses	27	26	1
Other investing activities, net	(25)	(4)	(3)
Free cash flow*	$(349)	$3	$(2,246)

Net proceeds from device financings and sales of future lease receivables	815	600	—
Adjusted free cash flow*	$466	$603	$(2,246)

**Certain prior period amounts have been reclassified to conform to the current period presentation.

News Release

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	6/30/16	3/31/16
ASSETS
Current assets
Cash and cash equivalents	$3,780	$2,641
Short-term investments	1,304	—
Accounts and notes receivable, net	1,113	1,099
Device and accessory inventory	816	1,173
Prepaid expenses and other current assets	1,949	1,920
Total current assets	8,962	6,833

Property, plant and equipment, net	19,715	20,297
Goodwill	6,575	6,575
FCC licenses and other	40,175	40,073
Definite-lived intangible assets, net	4,157	4,469
Other assets	811	728
Total assets	$80,395	$78,975

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,841	$2,899
Accrued expenses and other current liabilities	4,245	4,374
Current portion of long-term debt, financing and capital lease obligations	5,603	4,690
Total current liabilities	11,689	11,963

Long-term debt, financing and capital lease obligations	31,354	29,268
Deferred tax liabilities	14,006	13,959
Other liabilities	3,844	4,002
Total liabilities	60,893	59,192

Stockholders' equity
Common stock	40	40
Treasury shares, at cost	—	(3)
Paid-in capital	27,582	27,563
Accumulated deficit	(7,680)	(7,378)
Accumulated other comprehensive loss	(440)	(439)
Total stockholders' equity	19,502	19,783
Total liabilities and stockholders' equity	$80,395	$78,975

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	6/30/16	3/31/16

Total debt	$36,957	$33,958
Less: Cash and cash equivalents	(3,780)	(2,641)
Less: Short-term investments	(1,304)	—
Net debt*	$31,873	$31,317

News Release

SCHEDULE OF DEBT (Unaudited)
(Millions)

		6/30/16
ISSUER	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Senior notes due 2021	09/15/2021	$2,250
7.875% Senior notes due 2023	09/15/2023	4,250
7.125% Senior notes due 2024	06/15/2024	2,500
7.625% Senior notes due 2025	02/15/2025	1,500
Sprint Corporation		10,500

Sprint Communications, Inc.
Export Development Canada Facility (Tranche 4)	12/15/2017	250
Export Development Canada Facility (Tranche 3)	12/17/2019	300
6% Senior notes due 2016	12/01/2016	2,000
9.125% Senior notes due 2017	03/01/2017	1,000
8.375% Senior notes due 2017	08/15/2017	1,300
9% Guaranteed notes due 2018	11/15/2018	3,000
7% Guaranteed notes due 2020	03/01/2020	1,000
7% Senior notes due 2020	08/15/2020	1,500
11.5% Senior notes due 2021	11/15/2021	1,000
9.25% Debentures due 2022	04/15/2022	200
6% Senior notes due 2022	11/15/2022	2,280
Sprint Communications, Inc.		13,830

Sprint Capital Corporation
6.9% Senior notes due 2019	05/01/2019	1,729
6.875% Senior notes due 2028	11/15/2028	2,475
8.75% Senior notes due 2032	03/15/2032	2,000
Sprint Capital Corporation		6,204

Clearwire Communications LLC
14.75% First-priority senior secured notes due 2016	12/01/2016	300
8.25% Exchangeable notes due 2040	12/01/2040	629
Clearwire Communications LLC		929

Secured equipment credit facilities	2017 - 2021	773

Financing obligations	2017 - 2021	3,833

Capital leases and other obligations	2016 - 2023	492
Total principal		36,561

Net premiums and debt financing costs		396
Total debt		$36,957
*This table excludes (i) our unsecured revolving credit facility, which will expire in 2018 and has no outstanding balance, (ii) $326M in letters of credit outstanding under the revolving credit facility, (iii) our $2.5 billion unsecured credit facility, which will expire in 2017 and has no outstanding balance, (iv) outstanding financing obligations of approximately $3.8 billion, (v) $492 million of capital leases and other obligations, and (vi) net premiums and debt financing costs.

News Release

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)	Sprint platform refers to the Sprint network that supports the wireless service we provide through our multiple brands.

(2)
Postpaid and prepaid connections from transactions are defined as retail postpaid and prepaid connections acquired from Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform.

(3)
As more of our customers elect to lease a device rather than purchasing one under our subsidized program, there is a significant positive impact to EBITDA* and Adjusted EBITDA* from direct channel sales primarily due to the fact the cost of the device is not recorded as cost of products but rather is depreciated over the customer lease term. Under our device leasing program for the direct channel, devices are transferred from inventory to property and equipment and the cost of the leased device is recognized as depreciation expense over the customer lease term to an estimated residual value. The customer payments are recognized as revenue over the term of the lease. Under our subsidized program, the cash received from the customer for the device is recognized as equipment revenue at the point of sale and the cost of the device is recognized as cost of products. During the three-month period ended June 30, 2016, we leased devices through our Sprint direct channels totaling approximately $540 million, which would have increased cost of products and reduced EBITDA* if they had been purchased under our subsidized program. Also, during the three-month period ended June 30, 2016, the equipment revenue derived from customers electing to finance their devices through device leasing or installment billing programs in our direct channel was 67%.

The impact to EBITDA* and Adjusted EBITDA* resulting from the sale of devices under our installment billing program is neutral except for the impact from the time value of money element related to the imputed interest on the installment receivable.

(4)
During the fourth quarter of fiscal year 2015, we recorded losses on dispositions of assets primarily related to network development costs that are no longer relevant as a result of changes in the Company's network plans.

(5)
Severance and exit costs consist of lease exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under our backhaul access contracts for which we will no longer be receiving any economic benefit, and severance costs associated with reduction in our work force.

(6)	Contract terminations primarily relate to the termination of our pre-existing wholesale arrangement with Ntelos Holding Corp.

(7)	For the fourth quarter of fiscal year 2015, litigation activity is a result of unfavorable developments in connection with pending litigation.

(8)
As a result of the U.S. Cellular asset acquisition, we recorded a liability related to network shut-down costs, which primarily consisted of lease exit costs, for which we agreed to reimburse U.S. Cellular. During the third quarter of fiscal year 2014, we identified favorable trends in actual costs and, as a result, reduced the liability resulting in a gain of approximately $41 million. During the first quarter of fiscal year 2015, we revised our estimate and, as a result, reduced the liability resulting in approximately $20 million of income.

News Release

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Sprint Platform Postpaid ABPA is average billings per account and calculated by dividing postpaid service revenue earned from postpaid customers plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid accounts during the period. We believe that ABPA provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid customer billings per account as it approximates the expected cash collections, including installment plan billings and lease revenue, per postpaid account each month.

Sprint Platform Postpaid Phone ABPU is average billings per postpaid phone user and calculated by dividing service revenue earned from postpaid phone customers plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid phone connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid phone customer billings as it approximates the expected cash collections, including installment plan billings and lease revenue, per postpaid phone user each month.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, if any, and excluding the sale-leaseback of devices. Adjusted Free Cash Flow is Free Cash Flow plus the proceeds from device financings and sales of future lease receivables, net of repayments. We believe that Free Cash Flow and Adjusted Free Cash Flow provide useful information to investors, analysts and our management about the cash generated by our core operations and net proceeds obtained to fund certain leased devices, respectively, after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and, if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

News Release

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan”, “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, connections growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services; efficiencies and cost savings of new technologies and services; customer and network usage; connection growth and retention; service, speed, coverage and quality; availability of devices; availability of various financings, including any leasing transactions; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served more than 59.4 million connections as of June 30, 2016 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America for the past five years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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